Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2013 relating to the financial statements of National CineMedia, Inc. and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of National CineMedia, Inc. for the year ended December 27, 2012.

/s/ Deloitte & Touche LLP

Denver, Colorado

May 9, 2013